Exhibit 99.1

Victory Capital Reports January 31, 2020 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--February 12, 2020--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $150.3 billion on January 31, 2020.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	January 31, 2020	December 31, 2019
Fixed Income	$38,590	$37,973
Solutions	31,492	31,649
U.S. Mid Cap Equity	25,612	26,347
U.S. Small Cap Equity	16,681	17,346
U.S. Large Cap Equity	13,955	14,091
Global / Non-U.S. Equity	12,202	12,603
Other	203	236
Total Long-Term Assets	$138,733	$140,245
Money Market Assets	11,599	11,587
Total Assets Under Management	$150,333	$151,832

By Vehicle
Mutual Funds[2]	$117,669	$118,605
Separate Accounts and Other Vehicles[3]	28,551	29,014
ETFs	4,113	4,213
Total Assets Under Management	$150,333	$151,832

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a global investment management firm operating a next-generation, integrated multi-boutique business model with $150.3 billion in assets under management as of January 31, 2020.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors, including USAA members through its direct member channel. Through its Investment Franchises and Solutions Platform, Victory Capital offers a diverse array of independent investment approaches and innovative investment vehicles designed to drive better investor outcomes. This includes actively managed mutual funds and separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us on Twitter and LinkedIn.

USAA is a trademark of United Services Automobile Association and is being used by Victory Capital and its affiliates under license. Victory Capital and its affiliates are not affiliated with USAA or its affiliates.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com